    EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of December 28, 2006, by and among LEONARD’S METAL, INC., a Missouri corporation (“Leonard’s Metal”), LMI FINISHING, INC., an Oklahoma corporation (“LMI Finishing”), TEMPCO ENGINEERING, INC., a Missouri corporation (“Tempco”), VERSAFORM CORP., a California corporation (“Versaform”), PRECISE MACHINE PARTNERS, LLP, a Texas limited liability partnership (“Precise Machine”), and LMI-TCA, INC., a Delaware corporation (“LMI-TCA”; Leonard’s Metal, LMI Finishing, Tempco, Versaform, Precise Machine and LMI-TCA are hereinafter collectively referred to as the “Borrower”; all references to Borrower in this Agreement shall mean each and all of them jointly and severally), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower and Bank are parties to a Credit and Security Agreement dated as of November 29, 2004 (as amended, modified and supplemented, the “Existing Credit Agreement”) pursuant to which Bank, through its Wells Fargo Business Credit operating division, has provided certain credit facilities to Borrower in the form of a $23,250,000 revolving credit facility and two term loans in the original principal amounts of $4,720,000 and $3,645,000.

Borrower has requested certain modifications to the credit facilities, including, among other things, provision of a single revolving credit facility in an amount up to $40,000,000 to refinance the existing loans.

Bank has agreed to make the requested credit facility available to Borrower on the terms and conditions hereinafter set forth.

This Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1. REVOLVING LINE OF CREDIT.

(a) Revolving Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 31, 2012, not to exceed at any time the aggregate principal amount of Forty Million Dollars ($40,000,000.00) ("Line of Credit"), the proceeds of which shall be used to refinance Borrower’s existing indebtedness with Bank, for general working capital purposes and general corporate needs and to finance Permitted Acquisitions. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 28, 2006 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings; Minimum Amount. Outstanding borrowings under the Line of Credit shall not at any time exceed an aggregate of Forty Million Dollars ($40,000,000.00). Each advance under the Line of Credit, other than the initial advance, will be at least $500,000.00 and a multiple of $100,000.

(c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that a Letter of Credit may provide that it is automatically renewable for successive periods unless notice of non-renewal is given by Bank at some time prior to the then current expiration date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances. If the Line of Credit is terminated for any reason or is due to expire prior to the expiration date of any Letter of Credit when such Letter of Credit is issued, the Borrower shall at the time of such termination or upon issuance of such Letter of Credit pay the Bank in immediately available funds for deposit in a special account an amount equal to the face amount of any Letters of Credit outstanding upon termination or to be so issued plus any anticipated fees and costs. If the Borrower fails to promptly make any such payment in the amount required hereunder, then the Bank may make an advance under the Line of Credit in an amount sufficient to fulfill this obligation and deposit the proceeds to a special account. The special account shall be an interest bearing account maintained with the Bank. Any interest earned on amounts deposited in the special account shall be credited to the special account. The Bank may apply amounts on deposit in the special account at any time or from time to time to the indebtedness of Borrower to Bank in the Bank’s sole discretion. The Borrower may not withdraw any amounts on deposit in the special account as long as the Bank maintains a security interest therein. The Bank agrees to transfer any balance in the special account to the Borrower when the Bank is required to release its security interest in the special account under applicable law.

(d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST/FEES.

(a)  Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rates of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis and shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to the rate per annum set forth below opposite the applicable ratio of Total Funded Debt to EBITDA (as defined in the Line of Credit Note) then in effect (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank (the undrawn amount of all Letters of Credit issued pursuant to this Agreement will be deemed to be usage of the Line of Credit for purposes of calculating the unused commitment fee):

Tier	Total Funded Debt to EBITDA	Unused Commitment Fee
1	≥2.50	.30
2	≥1.50<2.50	.25
3	≥1.00<1.50	.225
4	≥0.50<1.00	.20
5	<0.50	.175

The amount of the fee shall be determined and adjusted effective as of the first day of the first month following the date on which each financial statement and compliance certificate are required in accordance with the provisions of Sections 4.3(a) or (b) and (d); provided that notwithstanding the foregoing, in the event a financial statement and compliance certificate are not delivered timely by the date required by Sections 4.3(a) or (b) and (d), the Unused Commitment Fee shall be based on pricing tier 1 until such time as an appropriate compliance certificate and financial statement are delivered, whereupon the applicable pricing tier shall be adjusted based on the information contained in such financial statement and compliance certificate. Notwithstanding the foregoing, for determining the Unused Commitment Fee from the date of this Agreement until delivery of the initial financial statement and compliance certificate required by Section 4.3(a) or (b) and (d), Borrower shall be entitled to the Unused Commitment Fee described at tier 5 above, after which the Unused Commitment Fee shall be based on the Borrower’s performance as set forth herein.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit determined at a per annum rate equal to the LIBOR Margin in effect at the time of issuance pursuant to the Line of Credit Note (computed on the basis of a 360-day year, actual days elapsed) times the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and agreed-upon fees due under each credit subject hereto by charging Borrower's deposit account number 4121068076 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts, chattel paper and electronic chattel paper, deposit accounts, documents, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, letters of credit, all sums on deposit in any collateral account, and any items in any lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the lien of any Loan Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Bank; (vii) proceeds of any and all of the foregoing; (viii) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by LMI Aerospace, Inc. (“Parent”) and Precise Machine Company (“PMC”), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. The guaranties shall be secured by, in the case of Parent, a pledge of 100% of the capital stock of Borrower, and, in the case of both Parent and PMC, by first priority security interests, subject to Permitted Encumbrances, in all assets, other than real estate, now owned or hereafter acquired by such entities.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Each Borrower, other than Precise Machine, is a corporation, and Precise Machine is a limited liability partnership, in each case, duly organized and existing and in good standing under the laws of the state of its organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of its organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. Except as disclosed on Schedule 2.4 hereto, there are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2005, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) present fairly the financial condition of Borrower in all material respects, (b) disclose all material liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Except as disclosed on Schedule 2.5 attached hereto, since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

    SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year which involve a claimed deficiency in excess of $100,000.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Except as disclosed on Schedule 2.9 hereto, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.11 hereto, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each instrument or document required hereby;
(ii)	The Line of Credit Note;
(iii)	The Continuing Guaranty of Parent and PMC;
(iv)	Such security and pledge agreements from Borrower and guarantors as Bank shall require to evidence the security interests in the collateral;
(v)	Such UCC financing statements or amendments thereto as shall be necessary to perfect the security interests in the collateral;
(vi)	Delivery of any and all stock certificates or other certificated securities evidencing the ownership or equity interests of Parent in the Borrower;
(vii)	Certified copies of the organizational documents of Borrower, Parent and PMC, together with borrowing resolutions and incumbency certificates in form and substance acceptable to Bank; and
(viii)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist; and

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. Absent the occurrence of an Event of Default which is continuing, any such inspection, audit or examination shall be at Bank’s expense.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than ninety (90) days after and as of the end of each fiscal year, consolidated and consolidating financial statements of Parent, prepared by a recognized independent accounting firm and accompanied by an unqualified opinion from such accounting firm, to include income statements, balance sheets and statements of cash flows for such fiscal year;

(b) not later than forty-five (45) days after and as of the end of each fiscal quarter, internally prepared consolidated and consolidating financial statements of Parent, to include income statement, balance sheet and statement of cash flows for such fiscal quarter and for the fiscal year-to-date period then ended;

(c) not later than thirty (30) days prior to the start of each fiscal year, financial projections for such fiscal year, to include balance sheets and income statements prepared on a quarterly basis;

(d) contemporaneously with each annual and quarterly financial statement required hereby, a certificate of a senior financial officer of Parent that said financial statements present fairly the financial condition of Borrower in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, together with calculations confirming Borrower’s compliance with all financial covenants;

(e) promptly after the sending or filing thereof, copies of all regular and periodic financial reports or other materials filed by Parent or any affiliated entity with the Securities and Exchange Commission or any national securities exchange; and

(f)  from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such of the foregoing (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $500,000.00.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition, determined on a consolidated basis for Borrower and Parent, as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Current Ratio not less than 2.0 to 1.0 at each fiscal quarter end, with "Current Ratio" defined as total current assets divided by the sum of (i) total current liabilities plus (ii) 50% of the principal balance outstanding under the Line of Credit at such quarter end;

(b) Net Worth at each fiscal quarter end not less than the sum of (i) $67,000.00, plus (ii) 50% of cumulative quarterly net income (with no deduction for quarterly net losses) realized since the date of this Agreement, plus (iii) 100% of the net cash proceeds from the issuance of equity securities subsequent to the date of this Agreement, with "Net Worth" defined as total stockholders' equity;

(c) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end; and

(d) Fixed Charge Coverage Ratio not less than 1.20 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as earnings for such period before deductions for interest expense, taxes, depreciation and amortization expense, divided by the aggregate of interest expense, income tax expense, scheduled amortization of long-term debt, maintenance capital expenditures and dividends for such period (“maintenance capital expenditures” shall mean investments required in property, plant and equipment in the ordinary course of business to maintain Borrower’s operations). For purposes of determining Borrower’s pro forma compliance with this covenant in connection with any Permitted Acquisition under Section 5.3, and for purposes of calculating Borrower’s compliance with this covenant subsequent to any acquisition, (i) income statement items attributable to the person or entity acquired shall, to the extent not otherwise included in such income statement items for Parent, be included to the extent relating to any period applicable in such calculation, and (ii) to the extent that Parent or Borrower incurs indebtedness in connection with such acquisition, such indebtedness shall be deemed to have been incurred as of the first day of the applicable period for purposes of determining interest expense for such period.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $500,000.00.

SECTION 4.11. DEPOSITORY ACCOUNTS. Maintain its principal depository accounts with Bank.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit Parent to, without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except the following permitted indebtedness (“Permitted Indebtedness”):

(a) the liabilities of Borrower to Bank;

(b) any other liabilities of Borrower and Parent existing as of the date hereof and disclosed on Schedule 5.2 to this Agreement;

(c) indebtedness owed to trade creditors incurred in the ordinary course of business, to the extent that such indebtedness is not overdue past the original due date by more than 90 days or such other terms as may be agreed upon between Borrower and its trade creditors; and

(d) indebtedness arising after the date of this Agreement from capital leases or from purchase money indebtedness provided that (i) Borrower shall maintain compliance with the financial covenants set forth in Section 4.9 and (ii) the aggregate outstanding amount attributable to such capital leases and purchase money indebtedness shall not exceed $14,000,000.00 at any given time.

SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire the stock of or all or substantially all of the assets of any other entity except for Permitted Acquisitions and such other acquisitions as to which Bank shall grant its prior consent in writing (which consent shall not be unreasonably withheld); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business or as disclosed on Schedule 2.5. “Permitted Acquisition” means any acquisition by Borrower or Parent of the stock or substantially all of the assets of any other person provided that:

(a) Borrower demonstrates pro forma compliance with all terms and conditions of this Agreement after giving effect to such acquisition;

(b) there shall exist no Event of Default before or after giving effect to such acquisition;

(c) the acquired entity and/or the assets acquired shall be owned directly by Parent or a Borrower or shall become a wholly-owned subsidiary (direct or indirect) of Parent or a Borrower and, at Bank’s election, shall execute a guaranty or a joinder to this Agreement and any documents securing Borrower’s obligations to Bank, in form and substance acceptable to Bank;

(d) the purchase consideration for the acquisition, when combined with the purchase consideration of all other acquisitions in any fiscal year, shall not exceed $20,000,000.00; and

(e) at least 15 days prior to the scheduled closing of the acquisition, Borrower shall furnish Bank with such financial statements and other information relating to the entity to be acquired as Bank shall reasonably request.

SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing which, in the aggregate, do not exceed $1,000,000.00 outstanding at any given time.

SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Parent’s stock or any other equity interest in Parent now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Parent’s stock or any other equity interest in Parent now or hereafter outstanding; provided, however, that Parent may make a dividend or distribution (hereafter, a “Distribution”) which is otherwise prohibited herein if such Distribution will not result in any default under any of the financial covenants set forth in Section 4.9 of this Agreement.

SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except the following (each a “Permitted Lien”):

(a) the existing security interests disclosed on Schedule 5.7 to this Agreement;

(b) any security interest or lien in favor of Bank;

(c) liens for taxes, assessments or governmental charges which are not delinquent or which are being diligently contested in good faith and by appropriate proceedings and for which adequate book reserves in accordance with generally accepted accounting principles are maintained;

(d) liens arising out of deposits in connection with workers’ compensation insurance, unemployment insurance, old age pensions, or other social security or retirement benefits legislation;

(e) deposits or pledges to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business;

(f) liens imposed by any law, such as mechanics’, worker’s, materalmen’s, landlords’, carriers’, or other like security interests arising in the ordinary course of business which secure payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles are maintained; and

(g) purchase money security interests securing purchase money indebtedness of Borrower to the extent permitted in Section 5.2(d).

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a) Borrower shall fail to pay when due any principal or interest payable under any of the Loan Documents;

(b) Borrower shall fail to pay any agreed-upon fees or other amounts payable under any of the Loan Documents within ten (10) days of the date when due;

(c) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made;

(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) or (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence;

(e) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank;

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor, or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property, or the entry of a judgment against Borrower or any Third Party Obligor, which in any instance of the foregoing, involves an order for the payment of money in excess of $750,000 and which remains unsatisfied and in effect for a period of 30 consecutive days without a stay of execution; or the service of a notice of levy and/or a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor.

(g) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and such proceeding or petition shall continue undismissed for sixty (60) consecutive days, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors and any order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

(h) The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor; or

(i) A Change of Control shall occur, with “Change of Control” meaning the occurrence of any of the following events:

(A) any Borrower ceases to be wholly-owned by Parent;

(B) any person, entity or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934; a “Person”) who is not an owner on the date of this Agreement is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the voting power of all classes of owners of the Parent;

(C) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election to such board of directors, or whose nomination for election by the owners of the Parent, was approved by a vote of two thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent then in office; or

(D) Ronald S. Saks shall cease to actively manage the Borrower’s day-to-day business activities and a successor reasonably acceptable to the Bank shall not have been appointed within 120 days thereafter.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.  NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:       c/o LMI Aerospace, Inc.
        3600 Mueller Road
        St. Charles, MO 63301
        Attention: Chief Financial Officer

BANK:                   WELLS FARGO BANK, NATIONAL ASSOCIATION
        101 S. Hanley Road
        Suite 1400
        Clayton, MO 63105

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action- or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

SECTION 7.11. BORROWING AGENCY; JOINT AND SEVERAL LIABILITY.

(a) Each Borrower hereby irrevocably designates Parent, acting through its duly authorized officers, to be its attorney and agent and in such capacity to have the authority to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Bank to pay over or credit all loan proceeds and payments hereunder in accordance with the request of Parent.

(b) Each Borrower has determined and represents to Bank that it is in its best interests and in pursuance of its legitimate business purposes to induce Bank to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of the other Borrowers, the availability of the commitments provided herein benefits all Borrowers, and advances and other credit extensions made hereunder will inure to the benefit of Borrowers, individually and as a group.

(c) Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair saleable value in excess of its debts, after giving effect to any rights of contribution or subrogation that may be available to such Borrower, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as such debts mature.

(d) Each Borrower agrees that it is jointly and severally liable to Bank for, and each Borrower agrees to pay to Bank when due the full amount of, all indebtedness now existing or hereafter arising to Bank under or in connection with this Agreement and all modifications, extensions and renewals thereof, including without limitation all advances disbursed to any Borrower under the Line of Credit, all interest which accrues thereon and all fees, costs and expenses chargeable to Borrowers or any of them in connection therewith.

(e) The liability of each Borrower shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any of the obligations of the Borrowers is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(f) Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower's liability hereunder, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the liabilities and obligations of any other Borrower to Bank on account of any liability; (ii) take and hold security from any other Borrower for the payment of any liability, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Bank in its discretion may determine; (iv) release or substitute anyone or more of the endorsers or any guarantors of any liability, or any other party obligated thereon; and (e) apply payments received by Bank from any other Borrower to indebtedness of such other Borrower to Bank other than the Line of Credit.

(g) Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from all other Borrowers on a continuing basis financial and other information pertaining to such Borrowers' financial condition, and each Borrower agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Borrower that is acquired by Bank in any manner.

(h) Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from any of the Borrowers or any other person; (iii) take any action or pursue any other remedy in Bank's power; or (iv) make any presentment or demand for performance, or give any notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration hereunder or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the liabilities subject hereto, or in connection with the creation of new or additional liabilities.

(i) Each Borrower waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of any of the Borrowers or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liabilities, of any of the Borrowers or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any of the Borrowers which is a trust, corporation, partnership or other type of entity, or any defect in the formation of any such Borrower; (iv) the application by any of the Borrowers of the proceeds of any advance for purposes other than the purposes represented by Borrowers to, or intended or understood by, Bank or Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any of the Borrowers or any portion of the liabilities by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any of the Borrowers; (vi) any impairment of the value of any interest in any security for the liabilities or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the liabilities, in any form whatsoever, including any modification made after revocation hereof to any liability incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the liabilities or any portion thereof, including increase or decrease of the rate of interest thereon. Until all liabilities shall have been paid in full, no Borrower shall have any right of subrogation, and each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any of the Borrowers or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Each Borrower further waives all rights and defenses such Borrower may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non--judicial foreclosure with respect to any security for any portion of the liabilities, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (B) any loss of rights Borrower may suffer by reason of any rights, powers or remedies of any of other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower's indebtedness, whether by operation of law or otherwise, including any rights Borrower may have to a fair market value hearing to determine the size of a deficiency following any trustee’s foreclosure sale or other disposition of any real property security for any portion of the liabilities.

(j) Each Borrower further waives (i) each and every right to which it may be entitled by virtue of any suretyship law, and (ii) without limiting any of the waivers set forth herein, any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to such Borrower.

(k) If any of the waivers herein is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

(l) It is the position of the Borrowers that each Borrower benefits from the loans that have been made available by Bank under this Agreement and from each extension of credit thereunder, regardless of whether such credit is disbursed to a joint account of Borrowers or to or for the account of any Borrower.

SECTION 7.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Missouri selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Missouri or a neutral retired judge of the state or federal judiciary of Missouri , in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Missouri and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Missouri Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

LEONARD’S METAL, INC. By: /s/ Lawrence E. Dickinson Title: Vice President, Chief Financial Officer and Secretary	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Beth A. Tiffin Title: Vice President
LMI FINISHING, INC. By: /s/ Lawrence E. Dickinson Title: Vice President, Chief Financial Officer and Secretary
TEMPCO ENGINEERING, INC. By: /s/ Lawrence E. Dickinson Title: Vice President, Chief Financial Officer and Secretary
VERSAFORM CORP. By: /s/ Lawrence E. Dickinson Title: Vice President, Chief Financial Officer and Secretary
PRECISE MACHINE PARTNERS, LLP By: PRECISE MACHINE COMPANY

By: /s/ Lawrence E. Dickinson Lawrence E. Dickinson, Secretary BEING THE MANAGING PARTNER OF PRECISE MACHINE PARTNERS, LLP
LMI-TCA, INC. By: /s/ Lawrence E. Dickinson Title: Vice President, Chief Financial Officer and Secretary